Exhibit 10.30

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is made, for references purposes only, December 15, 2020, by and between SB CORPORATE CENTRE III-IV, LLC, a Delaware limited liability company (“Landlord”), and EVOKE PHARMA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

RECITALS

A.

Landlord and Tenant are parties to that certain Office Lease Agreement dated as of December 19, 2016, as amended by that certain First Amendment to Lease dated as of September 27, 2018, as further amended by that certain Second Amendment to Lease dated as of December 6, 2019 (collectively, as amended, the “Lease”) for that certain premises located at 420 Stevens Avenue, Suite 370, Solana Beach, California 92075, consisting of approximately 3,031 Rentable Square Feet of commercial office space (the “Premises”).

B.	The parties desire to amend the Lease as set forth in this Amendment.

C.	All capitalized terms used in this Amendment, unless specifically defined herein, shall have the same meaning as the capitalized terms used in the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1.Extension Term. The term of the Lease for the Premises is set to expire on December 31, 2020. By virtue of this Amendment, Landlord and Tenant hereby agree that the term of the Lease for the Premises shall be extended to and including January 31, 2022 (the “Expiration Date”), subject to the terms and conditions contained herein and the Lease. For the purposes of this Amendment, the period of time between and including January 1, 2021 (the “Extended Term Effective Date”) and the Expiration Date shall be referred to herein as, the “Extension Term”. Furthermore, any and all previously granted and unexercised options to extend the term of the Lease shall be null and void and of no further force or effect.

2.Rent. Tenant shall pay Basic Monthly Rent to Landlord for the Premises in advance on or before the first day of every calendar month, without any set-off or deduction, pursuant to the current rate as set forth in the Lease. However, as of the Extended Term Effective Date, Tenant’s Basic Monthly Rent for the Premises shall be $12,427.10 during the Extension Term. Tenant shall be granted a one (1) month abatement of Basic Monthly Rent which shall be allocated during the month of January 2021. As such and provided Tenant is not in material default of this Lease, Tenant shall not be required to pay Basic Monthly Rent during the month of January 2021. If Tenant is deemed in material default of the  Lease  (after applicable notice and cure period), Tenant shall become fully liable for all funds abated and Landlord shall be entitled to exercise all of its rights and remedies with respect to collecting the monies so abated.

3.Operating Expenses, Tax Expenses and Insurance Expenses. Upon the Extended Term Effective Date, the Lease shall be amended to provide that Tenant shall not be liable for the payment of Tenant’s Share of Operating Expenses, Tax Expenses and Insurance Expenses during the Extension Term only. For the avoidance of doubt, Tenant shall remain liable for any and all remaining Additional Rent, including, without limitation, charges for all utilities serving the Premises.

4.Landlord’s Work. Within 30 days of the full execution of this Amendment  by both Landlord and Tenant, Landlord shall, at its sole cost and expense and using commercially reasonable efforts not to disrupt Tenant’s business in the Premises, (i) steam clean the carpets in the Premises and (ii) clean the interior windows of the Premises.

5.Tenant Certification. By execution of this Amendment, Tenant hereby certifies that as of the date hereof, neither Tenant nor Landlord is in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

6.Real Estate Brokers. Tenant represents and warrants to Landlord that  it has  not authorized or employed, or acted by implication to authorize or employ, with any real estate broker or sales person to act for it in connection with this Amendment or dealt with any real estate broker or sales person in connection with this Amendment other than RE:Align, Inc. Tenant also agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by any real estate broker or salesman whom the Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this  Amendment, or with any broker or sales person with whom Tenant dealt in connection with this Amendment other than RE:Align, Inc.

7.Confirmation. Except, as and to the extent modified by this Amendment, all provisions of the Lease shall remain in full force and effect. In the event of a conflict between  the terms of the Lease and the terms of this Amendment, the terms in this Amendment shall control.

8.Counterparts. This Amendment may be executed in any number  of counterparts, including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original for all purposes, and all counterparts shall constitute one and the same instrument.

9.Electronic Signatures. Landlord and Tenant consent to the use of electronic signatures on this Amendment and all documents relating to the Lease and this Amendment, and any amendments to any of the foregoing (collectively, the “Lease Documents”). Landlord and Tenant agree that any electronic signatures appearing on the Lease Documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that any electronically signed Lease Document shall, for all purposes of the Lease Documents and applicable law, be deemed to be “written” or “in writing”, to have been executed, and to constitute an original written record when printed, and shall be fully admissible in any legal proceeding. For purposes hereof, “electronic signature” shall have the meaning set forth in the Uniform Electronic Transactions Act, as the same may be amended from time to time.

IN WITNESS WHEREOF, Landlord and Tenant agree to the foregoing as evidenced by affixing their signatures below.

LANDLORD:	TENANT:

SB CORPORATE CENTRE III-IV, LLC	EVOKE PHARMA, INC.
a Delaware limited liability company	a Delaware corporation

By:  American Assets Trust Management LLC

a Delaware limited liability company, as

Agent

      By:/s/ David A. Gonyer

      Name:David A. Gonyer

      Title:President & CEO

      Dated:December 15, 2020

By:/s/ Adam Wyll

Executive VP and COO

By:/s/ Steven M. Center

V.P. of Office Properties

Dated:December 15, 2020